Exhibit 99.1

Memorial Production Partners LP Commences Court-Supervised Financial Restructuring Process

Restructuring Expected to Strengthen Financial Position and Eliminate More than $1.3 Billion of Debt

Operations to Continue as Normal Across Asset Base

HOUSTON, January 16, 2017 — Memorial Production Partners LP (NASDAQ:MEMP) (“MEMP” or “the Partnership”) announced today that it has taken the next step to implement the financial restructuring contemplated under its previously announced Plan Support Agreements with certain of its noteholders and lenders. MEMP has voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division. MEMP’s operations and production are expected to continue as normal across its asset base throughout the court-supervised financial restructuring process.

As previously announced, the Plan Support Agreement with noteholders is supported by holders of approximately 69% of the Partnership’s 7.625% senior notes due 2021 and the Partnership’s 6.875% senior notes due 2022 (collectively, the “Notes”). In addition, lenders holding 100% of the loans under the Partnership’s revolving credit facility support the Partnership’s restructuring plan with a separate Plan Support Agreement. The financial restructuring is expected to eliminate more than $1.3 billion of debt from the Partnership’s balance sheet and enhance its financial flexibility.

William J. Scarff, President and Chief Executive Officer of the general partner of MEMP, said, “Today, with the support of our noteholders and lenders, we are implementing our financial restructuring plan. We believe that our agreements with our noteholders and lenders and the court-supervised financial restructuring process provide for a clear and expedited path to reduce debt and position MEMP for long-term success.”

Mr. Scarff continued, “We expect our operations to continue as normal. As always, we appreciate the hard work and dedication of our employees, who continue to work safely and achieve solid operational results.”

MEMP expects to have sufficient liquidity to continue its operations and meet its obligations in the ordinary course. As such, the Partnership is not seeking debtor-in-possession (DIP) financing at this time.

MEMP has filed various routine first-day motions with the Bankruptcy Court to support its operations and for authority to pay certain prepetition obligations during the court-supervised process, including a motion requesting authority to pay prepetition employee wages and benefits. The Partnership expects to receive Bankruptcy Court approval for the requests in its motions. The Partnership intends to meet its postpetition customer, vendor and employee obligations in full in the ordinary course and will continue to adhere to all applicable regulatory and environmental standards.

Additional information is available on MEMP’s website at www.memorialpp.com/restructuring or by calling MEMP’s Restructuring Hotline, toll-free in the U.S., at (877) 773-8184. In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by MEMP’s claims agent, Rust Omni, at www.omnimgt.com/MemorialProductionPartners.

Perella Weinberg Partners L.P. is serving as financial advisor to MEMP and Weil, Gotshal & Manges LLP is serving as its legal counsel.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about financial restructuring or strategic alternatives and MEMP’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, the ability to confirm and consummate the restructuring plan in accordance with the terms of the plan support agreements, including on the time frame contemplated therein; the bankruptcy process, including the effects thereof on MEMP’s business and on the interests of various constituents, the length of time that MEMP may be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization; the potential adverse effects of bankruptcy proceedings on the Partnership’s liquidity or results of operations; increased costs to execute the financial restructuring; MEMP’s efforts to reduce leverage; risks related to MEMP’s ability to generate sufficient cash flow, to make payments on its obligations and to execute its business plan or the plan support agreements; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; the uncertainty of the impact that any financial restructuring implemented will have on the market for the Partnership’s publicly traded securities; tax consequences of business transactions; and changes in commodity prices and hedge positions and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filing with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risk and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts

Investors:

Memorial Production Partners LP

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

ir@memorialpp.com

Memorial Production Partners LP

Martyn Willsher – Treasurer

(713) 588-8346

ir@memorialpp.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Meaghan Repko / Andrew Siegel / Aaron Palash

(212) 355-4449